Exhibit 99.1

Contact:	Matthew Grech, VP of Investment and Investor Relations
Novellus Systems, Inc.
Phone: 408/943-9700

FOR IMMEDIATE DISTRIBUTION

NOVELLUS RESPONDS TO TRC CAPITAL “MINI-TENDER” OFFER

SAN JOSE, Calif., April 6, 2005 — Novellus Systems, Inc. (Nasdaq NM: NVLS) announced that on April 4, 2005, it received notification of an unsolicited mini-tender offer being made by TRC Capital Corporation (TRC), a Canadian private investment company, to purchase up to 4 million shares of Novellus common stock, representing approximately 2.85 percent of Novellus’ shares outstanding as of April 4, 2005, for a price of $25.50 per share in cash.

Novellus does not in any way recommend or endorse TRC’s mini-tender offer and expresses no opinion as to whether Novellus shareholders should tender their shares in the mini-tender offer. Novellus is not affiliated in any way with TRC, the offer or the offer documentation. TRC’s offer of $25.50 per share is approximately 3.7 percent less than the $26.47 per share closing price of Novellus shares on the Nasdaq National Market on April 4, 2005, the date on which TRC commenced the offer.

Novellus shareholders are cautioned that TRC has made numerous below-market mini-tender offers for shares of other companies. Novellus shareholders are further cautioned that TRC can extend the offer and delay payment beyond the currently scheduled expiration date of May 4, 2005, or amend the offer, including the price. Novellus advises shareholders to obtain current market prices and consult their financial advisors regarding TRC’s offer.

Novellus shareholders who have tendered their shares are advised that, according to TRC’s offering documents, they may withdraw their shares by providing written notice to TRC in accordance with the offering documents prior to the expiration of the offer. According to the offering documents, TRC’s offer will expire at 12:01 a.m. on May 4, 2005, unless the offer is extended by TRC.

The Securities and Exchange Commission (SEC) has posted on its website an investor alert regarding mini-tender offers, in which it cautions that, “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Novellus shareholders should be aware that many of the procedural protections and disclosure requirements of the SEC’s tender offer rules do not apply to mini-tender offers, which are offers to buy less than 5 percent of a company’s stock.

About Novellus:

Novellus Systems, Inc., an S&P 500 company, manufactures, markets and services advanced deposition, surface preparation and chemical mechanical planarization equipment for today’s advanced integrated circuits. Our products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries throughout the United States, as well as in the United Kingdom, France, Germany, the Netherlands, Ireland, Italy, Israel, India, China, Japan, Korea, Malaysia, Singapore and Taiwan, we are a publicly traded company on the Nasdaq stock exchange (Nasdaq: NVLS) and a component of the Nasdaq-100 Index®. Additional information about Novellus is available on our home page at www.novellus.com

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